Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Provides COVID-19 Related Update

DENTON, Texas, March 24, 2020 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced the temporary closure of customer-facing store operations at all stores in the U.S. and Canada due to COVID-19.

“Over the past few weeks, we have been assessing the developing COVID-19 situation carefully and responding to the evolving guidelines and restrictions which have been implemented by local and state authorities. As a result, a significant number of Sally and Cosmo Prof stores have been required to close over the last few weeks. In many cases, we have been required to cease all store operations. Where permitted, we have continued to operate through a contactless curbside pickup model. In addition, we have shifted our merchandising strategy to focus on needed hygiene and sanitation categories,” said Chris Brickman, president and chief executive officer. “Despite these measures, we now believe it is time to proactively close all remaining retail and wholesale store fronts to customers until at least April 9th. Where permitted by regulation or local order, stores will transition to the curbside service model which allows customers to call their local store, place an order, and arrange a convenient, no contact, curbside pick-up at that store. The network-wide wind down was completed on Monday, March 23rd.”

Acceleration of Digital Transformation Initiatives

Sally Beauty Supply customers can also purchase needed products from sallybeauty.com, sallybeauty.ca and the Sally Beauty app.  Customer orders in the U.S. will be serviced from inventory in the Company’s national supply chain network, and the Company is providing expedited access to further inventory by launching ship-from-store via UPS from approximately 300 Sally Beauty stockrooms nationwide. Canadian customer orders will be handled via the Company’s new ship-from-store service from inventory in a limited number of Sally Beauty stockrooms in Canada.

Cosmo Prof and Armstrong McCall customers who are licensed professionals can order online via cosmoprofbeauty.com, through their designated sales consultant, and by calling stores that are permitted to operate curbside pick-up. Selected products will be available for shipment from the Company’s supply chain or via the just-launched same-day delivery service with Postmates from approximately 600 Cosmo Prof locations.

Financial Liquidity and Executive Pay Cuts

The Company has been proactive in maintaining its financial flexibility. In addition to store closures and related furloughs, the Company has reduced its capital investments, will be temporarily idling several distribution centers and temporarily furloughing elements of the headquarter’s staff, in advance of a network restart. The Company is providing its furloughed employees in the U.S. and Canada with two weeks pay and medical benefits continuation through April 30, 2020.

The Chief Executive Officer and Board of Directors have reduced their pay by 50% for the duration of the COVID-19 crisis. Other senior leaders will also have significant reductions in salary for the same time period.

The Company has access to a $500 million secured asset-based revolving line of credit, which expires in July of 2022. In support of its operations, and out of an abundance of caution, the Company has drawn $395 million on this credit facility as of March 23, 2020.

Withdrawing Full-Year Financial Guidance

Due to the evolving COVID-19 pandemic and the related business uncertainty, the Company is reprioritizing its transformation plans to accelerate roll-out of its digital programs, deferring non-digital capital investments and aggressively attacking its short-term cost structure.

As part of this plan, the Company is withdrawing its prior full-year fiscal year 2020 financial guidance.  The Company is not providing any updated guidance prior to releasing its quarterly results for the second fiscal quarter, expected in early May.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,072 stores, including 157 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as Cosmo Prof or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties resulting from the COVID-19 pandemic and those described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2019, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.